As filed with the Securities and Exchange Commission on September 3, 1999Registration No. 333-__________ ========================================================================

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASSOCIATES FIRST CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-0876639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
250 East Carpenter Freeway Irving, Texas (Address of principal executive offices)	75062-2729 (Zip Code)

ASSOCIATES FIRST CAPITAL CORPORATION

DISCOUNTED EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)

Chester D. Longenecker, Esq.

Associates First Capital Corporation

250 East Carpenter Freeway

Irving, Texas 75062-2729

(972) 652-4000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share 1	Proposed maximum aggregate offering price (1, 2)	Amount of registration fee (2)
Class A Common Stock, par value $.01 per share (1)	2,000,000 shares (2,4)	$34.69	$69,380,000	$19,288

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based upon the average of the high and low prices of a share of Associates Class A Common Stock on August 31, 1999, as quoted on the New York Stock Exchange.

(2) A total of 750,000 shares of Associates Class A Common Stock were previously registered on Form S-8 (No. 333-19417) to be offered under Associates prior Employee Stock Purchase Plan, and a filing fee of $11,186 was paid in connection therewith. The total number of shares of Associates Class A Common Stock shown in the table above includes 650,000 shares remaining unsold under that prior registration statement that are being carried forward from the prior plan pursuant to General Instruction E to Form S-8. The amount of the registration fee shown in the table above is calculated as if the total number of shares being registered included the 650,000 shares previously registered. However, the amount of the registration fee actually paid in connection with this registration statement, $13,019, is calculated with respect to only the 1,350,000 shares being registered for the first time hereunder and assuming a proposed maximum aggregate offering price for those shares only of $46,831,500.

(3) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Associates First Capital Corporation Discounted Employee Stock Purchase Plan (the "Plan").

(4) Includes an indeterminate amount of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of any future stock split, reverse stock split, stock dividend, combination or reclassification, reorganization, recapitalization, rights offering or similar event resulting in an increase in the number of outstanding shares of Associates Class A Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a) The latest annual report of Associates First Capital Corporation (the "Company" or "Associates") filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), which contains, either directly or indirectly by incorporation by reference, certified financial statements for Associates latest fiscal year for which such statements have been filed;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in paragraph (a) above; and

(c) The description of Associates Class A Common Stock contained in the registration statement on Form S-1 (No. 333-817), as amended, filed by Associates under the Securities Act of 1933, as amended (the "1933 Act").

Any documents subsequently filed by or on behalf of Associates or the Associates First Capital Corporation Discounted Employee Stock Purchase Plan (the "Plan") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Associates Class A Common Stock is registered under Section 12(b) of the 1934 Act; accordingly, the information required by this item is not applicable to this registration statement.

Item 5. Interest of Named Experts and Counsel.

The shares of Class A Common Stock offered under the Plan will not be original issuance securities, and the Plan will not be subject to the requirements of ERISA; accordingly, the information required by this item is not applicable to this registration statement in accordance with the instructions to Item 8 of Form S-8.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with the Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

The directors and officers of the Company are covered by directors' and officers' insurance policies relating to the Company and its subsidiaries.

The Restated Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

No restricted securities will be reoffered or resold pursuant to this registration statement; accordingly, the information required by this item is not applicable to this registration statement.

Item 8. Exhibits.

Exhibit
Number Exhibit

* 4.1 - Associates First Capital Corporation Discounted Employee Stock Purchase Plan

**4.2 - Restated Certificate of Incorporation of Associates First Capital Corporation

* 23 - Consent of PricewaterhouseCoopers L.L.P.

* 24 - Powers of Attorney

* Filed with this registration statement.

** Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 (No. 333-817) filed with the Commission on February 9, 1996.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 3rd day of September, 1999.

ASSOCIATES FIRST CAPITAL CORPORATION

By: /s/ Chester D. Longenecker
(Chester D. Longenecker)
Title: Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Keith W. Hughes* Keith W. Hughes	Chairman of the Board, Principal Executive Officer and Director	September 3, 1999
Roy A. Guthrie* Roy A. Guthrie	Senior Executive Vice President, Principal Financial Officer and Director	September 3, 1999
John F. Stillo* John F. Stillo	Executive Vice President, Comptroller and Principal Accounting Officer	September 3, 1999
_____________ J. Carter Bacot	Director	September 3, 1999
_____________ Eric S. Dobkin	Director	September 3, 1999
William M. Isaac* William M. Isaac	Director	September 3, 1999
Judy Jolley Mohraz* Judy Jolley Mohraz	Director	September 3, 1999
H. James Toffey, Jr.* H. James Toffey, Jr.	Director	September 3, 1999
Kenneth Whipple* Kenneth Whipple	Director	September 3, 1999

*By signing his name hereto, Chester D. Longenecker signs this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons.

By: /s/ Chester D. Longenecker
(Attorney-in-Fact)

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 3rd day of September, 1999.

ASSOCIATES FIRST CAPITAL CORPORATION DISCOUNTED EMPLOYEE STOCK PURCHASE PLAN

By: Compensation Committee of the Board of Directors of Associates First Capital Corporation

By: H. James Toffey, Jr.*
H. James Toffey, Jr.
Title: Chairman and Member

By: Judy Jolley Mohraz*
Judy Jolley Mohraz
Title: Member

By: Kenneth Whipple*
Kenneth Whipple
Title: Member

*By signing his name hereto, Chester D. Longenecker signs this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons.

By: /s/ Chester D. Longenecker

(Attorney-in-Fact)

INDEX TO EXHIBITS

Number	Exhibit	Sequential Page at Which Found Exhibit (or Incorporated by Reference)
*4.1	Associates First Capital Corporation Discounted Employee Stock Purchase Plan
**4.2	Restated Certificate of Incorporation of Associates First Capital Corporation
*23	Consent of PricewaterhouseCoopers L.L.P.
*24	Powers of Attorney

* Filed with this registration statement.

** Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 (No. 333-817) filed with the Commission on February 9, 1996.